UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2013

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into Material Definitive Agreement.

Asset Purchase Agreement

On August 15, 2013, Hooper Holmes, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Piston Acquisition, Inc. (“Piston”) pursuant to which the Company has agreed to sell certain assets comprising its Portamedic service line to Piston. The assets to be sold do not include accounts receivable of Portamedic. Subject to certain exceptions set forth in the Asset Purchase Agreement, Piston will not assume the liabilities of Portamedic. The closing of the transaction is subject to the satisfaction of various conditions, including the receipt of approvals from third parties.

Under the terms of the Asset Purchase Agreement, Piston has agreed to pay approximately $8.4 million in cash for the Portamedic assets and assumption of specified liabilities (the “Purchase Price”). At the closing of the transaction, $2.0 million of the Purchase Price (the “Holdback Amount”) will be held back by Piston as security for the Company's obligations and agreements under the Asset Purchase Agreement and certain other agreements. The Holdback Amount will be released as follows: within three business days after the date on which final closing adjustments for inventory and other current assets are determined and paid to Piston (the “Closeout Date”) (and after giving effect to any deductions from the holdback amount prior to such date), Piston will pay to the Company all amounts, if any, in excess of $1,000,000 and the remaining $1,000,000 of the Holdback Amount, less any deductions with respect to indemnification claims and any amounts in respect of any indemnification claims then in dispute, will be paid to the Company on the first anniversary of the Closeout Date.

The Asset Purchase Agreement includes covenants of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement, including, among others, that the Company shall conduct and operate its Portamedic service line in the ordinary course consistent with past practice until the closing of the transaction and not engage in certain kinds of activities or transactions during this period. The Company also has agreed that, for the period commencing on the closing date of the transaction until the fifth anniversary thereof, neither it nor any of its subsidiaries will, directly or indirectly, acquire, own, have an interest in, manage or control or provide any advice to any person engaged in any aspect of the Portamedic business or activities competitive with the Portamedic business, which is defined as the business of performing paramedical and medical examinations of individuals throughout the United States, including primarily on behalf of insurance companies in connection with evaluating, offering or rating of insurance coverage. The covenant restricting competition by the Company does not apply to its provision of other services as such other services are conducted by the Company as of the date of the Asset Purchase Agreement.

The Company has agreed, subject to certain exceptions with respect to unsolicited proposals, not to initiate, facilitate, solicit, encourage (including, without limitation, by way of furnishing non-public information) or accept any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an “acquisition proposal” or engage in, continue or otherwise participate in any discussions, communications or negotiations regarding an acquisition proposal. The Company also has agreed that its Board of Directors shall not approve or recommend, or publicly propose to approve or recommend, to the Company's shareholders any acquisition proposal or approve, authorize or permit or allow the Company to enter into any agreement, arrangement or understanding with respect to any acquisition proposal or enter into any agreement, arrangement or understanding in principle requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by, or breach any of its obligations under, the Asset Purchase Agreement.

Notwithstanding the foregoing and subject to certain conditions, if the Company's Board of Directors determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that an alternative acquisition proposal is a “superior proposal” to the Asset Purchase Agreement (and such superior proposal has not been withdrawn and continues to be a superior proposal), the Board of Directors may approve and cause the Company to enter into such superior proposal and terminate the Asset Purchase Agreement, subject to the Company paying to Piston a termination fee of $450,000 and Piston's expenses. Under the terms of the Asset Purchase Agreement, a “superior proposal,” among other requirements, shall not include any acquisition (whether in one step or a series of related steps) consisting primarily of the assets or properties used or held for use in the Portamedic business, it being the parties' intent that a superior proposal shall be limited to an alternative acquisition proposal the ultimate purpose and intent of which is to purchase and sell all or substantially all of the assets of the Company, whether through the acquisition of equity, assets or otherwise. Piston has the right to match a superior proposal. In addition, the Company's Board of Directors may take and disclose to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to applicable law or disclose the fact that it has received an alternative acquisition proposal if the Board determines, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to the Company paying to Piston a termination fee of $450,000 and Piston's expenses. However, the Company will not be required to make such payment as a result of such actions if, upon Piston's written request, the Company's Board of Directors expressly publicly reaffirms its approval of the Asset Purchase Agreement, the sale, transfer, assignment and delivery of the transferred assets to Piston and the other transactions contemplated therein and its recommendation that the Asset Purchase Agreement and transactions contemplated thereby are advisable and in the best interests of the Company's shareholders.

The Asset Purchase Agreement also includes customary termination provisions including that, in general, either party may terminate the agreement if the transaction has not been consummated by December 31, 2013 or if any governmental authority issues any order, injunction, or judgment that restrains, enjoins or otherwise prohibits or makes the transaction illegal. Likewise, either party may terminate the agreement if the other party has breached any representation, warranty, covenant, obligation or agreement which would reasonably be expected to cause any of the conditions to closing to not be satisfied prior to December 31, 2013, subject, in some cases, to the opportunity of the breaching party to cure such breach prior to such date. Piston may terminate the Asset Purchase Agreement in certain circumstances and would be entitled to receive a termination fee of $450,000 plus its expenses, including if the Company breaches any of its obligations in respect of alternative acquisition proposals or if the Company fails to recommend against a tender offer or exchange offer after commencement thereof.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement. Such representations and warranties are made solely for purposes of the Asset Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties' entry into the Asset Purchase Agreement.

In addition, certain representations and warranties set forth in the Asset Purchase Agreement may have been used for purposes of risk-allocation between the Company and Piston rather than establishing matters of fact. The representations and warranties contained in the Asset Purchase Agreement were made solely for the benefit of the parties thereto. Persons not party to the Asset Purchase Agreement, including, without limitation, the Company's shareholders and other investors, should not rely on the representations and warranties contained in the Asset Purchase Agreement, or any descriptions thereof, including those contained in this Current Report on Form 8-K (this “Report”), as characterizations of the actual facts or conditions applicable to the Company, the Portamedic service line or any of the Company's other service lines or subsidiaries.

Additional Agreement

On August 15, 2013, the Company and Piston entered into an agreement (the “Additional Agreement”) which provides that in the event any claim, action, suit or proceeding is instituted challenging or questioning the validity of the Asset Purchase Agreement (or the transactions contemplated thereby) or the Additional Agreement or questioning the Company's authorization or ability to enter into the Asset Purchase Agreement or the Additional Agreement (a “Claim”) and such Claim is not fully and finally resolved and dismissed with prejudice, then the Company shall have the option, exercisable within 30 days after such Claim is first made to call a shareholders meeting of the Company. If the Company does not call a shareholders meeting within such period, then Piston shall have the option to either terminate the Asset Purchase Agreement or cause the Company to call a shareholders meeting of the Company.

If Piston elects to terminate the Asset Purchase Agreement, the Company is required to pay to Piston all of Piston's out-of-pocket costs and expenses incurred by or on behalf of Piston in connection with entering into and performing under this Agreement and the Asset Purchase Agreement and the Additional Agreement.

If the Company elects or is caused by Piston to hold a shareholders meeting, then within 20 days thereafter, in addition to certain other obligations, the Company shall establish a record date and file preliminary proxy materials. The Company's Board of Directors is required to recommend that the shareholders vote in favor of the approval of the Asset Purchase Agreement and transactions contemplated thereby.

Either party may terminate the Asset Purchase Agreement if the requisite shareholder approval is not obtained at a shareholders meeting duly called for such purpose, in which case the Company will be required to pay to Piston $150,000 plus Piston's out-of-pocket costs and expenses, described above, plus an additional $300,000 if the Company enters into an alternative acquisition proposal within twelve months of such termination. Piston may terminate the Asset Purchase Agreement if the Company fails to hold the shareholders meeting (if it so elects or if Piston so requires), fails to comply with its obligations with respect to a tender or exchange offer commenced prior to the closing of the transaction or otherwise fails to comply with its general obligations with respect to a shareholders meeting. In any such case, the Company will be required to pay to Piston $450,000 plus Piston's out-of-pocket costs and expenses, as described above.

The Additional Agreement also provides that the Company will indemnify and hold harmless Piston, its affiliates and its representatives from and against any expenses, judgments, fines, penalties and amounts paid in settlement of a Claim.

Limited Guaranty

On August 15, 2013, in connection with the Asset Purchase Agreement, the Company and Gary Gelman, an affiliate of Piston, entered into a Limited Guaranty pursuant to which Mr. Gelman absolutely guarantees to the Company the due and punctual payment of the payment due at closing of the transaction and the Holdback Amount, in each case, if and when due in accordance with the terms of the Asset Purchase Agreement (the “Guaranteed Obligation”). The Limited Guaranty is a guarantee of payment and not a guarantee of collection and may not be revoked or terminated except upon the valid termination of the Asset Purchase Agreement in accordance with its provisions, the payment and satisfaction in full of the Guaranteed Obligation or in the event any payment to the Company in respect of the Guaranteed Obligation is rescinded or must otherwise be returned as a result of any final, non-appealable order of a governmental authority.

Cautionary Statements Regarding Forward-Looking Information

This Report contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, statements about the Asset Purchase Agreement, the Additional Agreement and related transactions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. In addition to risks and uncertainties disclosed in the Company's other reports it files with the Securities and Exchange Commission, these risks and uncertainties include, but are not limited to, the ability to consummate the proposed transactions; the ability to obtain third party approvals with respect to the transactions; the possibility that some or all of the conditions to the closing of the transaction may not be satisfied or waived; and the effects of disruption from the transaction on our business in general. Investors should consider these factors before deciding to make or maintain an investment in our securities. The forward-looking statements included in this Report are based on information available to the Company as of the date of this Report. The Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Item 8.01.    Other Events.

On August 15, 2013, the Company issued a press release in which it announced that it entered into the Asset Purchase Agreement. A copy of the press release is attached to this Report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 15, 2013 issued by Hooper Holmes, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:    August 21 , 2013
By: /s/ Mark C. Rosenblum
Mark C. Rosenblum
Senior Vice President,
General Counsel